Exhibit 23.2

CONSENT OF PETROTECHNICAL SERVICES,

DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent oil and gas consultants, PetroTechnical Services, Division of Schlumberger Technology Corporation, hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about 23 June 2014, of all references to our firm and information from our reserves report dated 25 February 2014, included in or made part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended 31 December 2013.

PETROTECHNICAL SERVICES, DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION
By:	/s/ Charles M. Boyer II, P.G.
Charles M. Boyer II, P.G. Northeast Basin Business Manager Advisor Unconventional Reservoirs

Pittsburgh, Pennsylvania

23 June 2014